Nelnet Reports Third Quarter 2012 Results

•	Net income $1.12 per share for the quarter, excluding derivative market value and foreign currency adjustments

•	Loan Servicing and Tuition Payment Processing revenue increased 20 percent

•	Department of Education servicing allocation almost doubles

•	Student loan acquisitions increase in the fourth quarter

•	Declares $1.10 per share dividend

LINCOLN, Neb., November 8, 2012-Nelnet (NYSE: NNI) today reported net income of $53.1 million, or $1.12 per share, excluding derivative market value and foreign currency adjustments, for the third quarter of 2012, compared to $56.1 million, or $1.16 per share, for the same period a year ago. The decrease in year-over-year net income was expected as the company's student loan portfolio runs off due to Congress' elimination of the Federal Family Education Loan (FFEL) Program in 2010. The decrease was partially offset by the growth of the company's fee-based businesses.
GAAP net income for the third quarter of 2012 was $36.8 million, or $0.78 per share, compared with GAAP net income for the third quarter of 2011, which was $47.5 million, or $0.98 per share. Derivative market value and foreign currency adjustments were an expense of $16.3 million, or $0.34 per share after tax, for the third quarter of 2012, compared to an expense of $8.6 million, or $0.18 per share after tax, for the third quarter of 2011.
"We are consistently delivering strong results and making progress toward key objectives: Growing our core businesses, driving diversification around our core, and improving our customer's experiences,” said Mike Dunlap, Nelnet Chairman and Chief Executive Officer, about the third quarter of 2012. “More specifically, we are excited to be ranked as the top servicer for the Department of Education for the past twelve-month period, which will significantly increase our servicing volume, and to have opportunities to purchase additional student loans.”
Nelnet operates four primary business segments, earning interest income on student loans in its Asset Generation and Management operating segment, and fee-based revenue in its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Enrollment Services operating segments. The company reported net interest income after provision for loan losses of $80.3 million for the third quarter of 2012, compared with $91.5 million for the same period a year ago. The company reported total revenue from its fee-based segments in the third quarters of 2012 and 2011 of $101.9 million and $94.8 million, respectively. Consolidated operating expenses for the third quarter of 2012 were $104.9 million, compared with $104.8 million for the third quarter of 2011.
Student Loan and Guaranty Servicing
Revenue from the company's Student Loan and Guaranty Servicing segment increased 25 percent, or $10.7 million, to $53.3 million for the third quarter of 2012 from $42.6 million for the third quarter of 2011. The increase in revenue is primarily the result of growth in servicing volume under the company's contract with the Department of Education (Department), remote hosting fees, and fee revenue from rehabilitated loans.
As of September 30, 2012, the company was servicing $63.6 billion of loans for 3.6 million borrowers on behalf of the Department, compared to $44.6 billion of loans for 3.0 million borrowers as of September 30, 2011. Revenue from this contract increased to $19.1 million for the third quarter of 2012, up from $12.8 million for the same period a year ago.
The Department ranks the performance of its servicers quarterly based on five performance metrics to determine the loan servicing volume allocation each servicer will receive in the following contract year. Based on these performance metrics, the company achieved the first place ranking for the 2011-2012 contract year, which results in a larger allocation of loan volume to the company for the fourth year of the servicing contract (the period of August 15, 2012 through August 14, 2013). The company is allocated 30 percent of new loan volume originated by the Department during this current contract year, up from 16 percent the prior two years.
Tuition Payment Processing and Campus Commerce
For the third quarter of 2012, revenue from the company's Tuition Payment Processing and Campus Commerce segment was $17.9 million, an increase of $1.1 million, or 7 percent, from the same period in 2011.
Asset Management
As of September 30, 2012, net student loan assets were $22.6 billion. Substantially all of Nelnet's federal student loans are financed for the life of the loan at rates the company currently believes will generate significant future cash flow of $1.88 billion.
On July 1, 2010, the company stopped originating federal student loans because legislation eliminated the FFEL Program. As a result, the company's student loan portfolio will run off over a period of several years. However, Nelnet continues to pursue opportunities to purchase student loans from third parties and has purchased $1.1 billion of FFEL Program loans since the end of the third quarter of 2012, and anticipates purchasing additional loans before the end of the year.

Historically low interest rates are continuing to provide an opportunity for the company to generate substantial near-term value and cash flow from its student loan portfolio. For the third quarter of 2012, Nelnet reported net interest income after provision for loan losses of $80.3 million, compared with $91.5 million for the same period a year ago.  Net interest income includes $34.7 million and $40.6 million of fixed rate floor income in the third quarters of 2012 and 2011, respectively.
Board of Directors Declares Dividend
Today, Nelnet's Board of Directors declared a cash dividend on the company's outstanding shares of Class A and Class B common stock of $1.10 per share. The dividend consists of a regular quarterly dividend of $0.10 per share, and a special cash dividend of $1.00 per share.  Both dividends will be paid on November 27, 2012, to shareholders of record at the close of business on November 19, 2012. Nelnet currently has 35.8 million shares of Class A common stock and 11.5 million shares of Class B common stock outstanding.
The company will continue to evaluate quarterly dividends based on future earnings, capital requirements, financial condition, and other factors.
Non-GAAP Performance Measures
Information regarding the company's operating results has historically been provided using "base net income," which consisted of GAAP net income excluding the derivative market value and foreign currency adjustments, amortization of intangible assets, compensation related to business combinations, and variable rate floor income, net of settlements on derivatives.  Due to the decrease in the number and dollar amount of differences between "base net income" and GAAP net income, the company has discontinued utilizing "base net income" when evaluating the performance and profitability of the company and reporting its operating results.
The company will continue to provide additional information related to specific items management believes to be important in the evaluation of its financial position and performance, including specifically, but not limited to, the impact of unrealized gains and losses resulting from changes in fair values of derivative instruments which do not qualify for "hedge treatment" under GAAP, and foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars.  The company believes these point-in-time estimates of asset and liability values related to these financial instruments that are subject to interest and currency rate fluctuations affect the period-to-period comparability of the results of operations.
Forward-looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements.  Such risks include, among others, risks related to the company's student loan portfolios such as interest rate basis and repricing risk and the use of derivatives to manage exposure to interest rate fluctuations; the company's funding requirements to satisfy asset financing needs; the company's ability to maintain and increase volumes under its loan servicing contract with the Department to service federally owned student loans; changes in the student loan and educational credit and services marketplace resulting from the implementation of or changes in applicable laws, regulations, and government programs; changes in the demand or preferences for educational financing and related services by educational institutions, students, and their families; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; and changes in general economic and credit market conditions. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the third quarter ended September 30, 2012.  All information in this release is as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Income (unaudited)
(Dollars in thousands, except share data)

	Three months ended			Nine months ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Interest Income:
Loan interest	$150,528	150,988	156,955	454,574	433,247
Investment interest	1,140	1,055	672	3,290	2,254
Total interest income	151,668	152,043	157,627	457,864	435,501
Interest expense:
Interest on bonds and notes payable	66,402	67,476	60,866	203,175	164,227
Net interest income	85,266	84,567	96,761	254,689	271,274
Less provision for loan losses	5,000	7,000	5,250	18,000	14,250
Net interest income after provision for loan losses	80,266	77,567	91,511	236,689	257,024
Other income (expense):
Loan and guaranty servicing revenue	53,285	52,391	42,549	155,164	124,697
Tuition payment processing and campus commerce revenue	17,928	16,834	16,774	56,675	50,904
Enrollment services revenue	30,661	29,710	35,505	92,035	101,688
Other income	12,699	8,800	3,931	32,453	17,249
Gain on sale of loans and debt repurchases	195	935	—	1,130	8,307
Derivative market value and foreign currency adjustments, net	(26,224)	(19,532)	(13,888)	(61,163)	(29,585)
Derivative settlements, net	(5,051)	(2,086)	257	(6,910)	(7,417)
Total other income	83,493	87,052	85,128	269,384	265,843
Operating expenses:
Salaries and benefits	46,395	48,703	44,132	144,193	130,925
Cost to provide enrollment services	20,151	20,374	23,825	62,203	68,804
Depreciation and amortization	8,402	8,226	7,917	24,764	21,462
Other	29,989	30,908	28,904	93,160	83,776
Total operating expenses	104,937	108,211	104,778	324,320	304,967
Income before income taxes	58,822	56,408	71,861	181,753	217,900
Income tax expense	(21,870)	(14,878)	(24,410)	(59,978)	(78,444)
Net income	36,952	41,530	47,451	121,775	139,456
Net income attributable to noncontrolling interest	124	136	—	412	—
Net income attributable to Nelnet, Inc.	$36,828	41,394	47,451	121,363	139,456
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic	$0.78	0.87	0.98	2.56	2.88
Net income attributable to Nelnet, Inc. shareholders - diluted	$0.77	0.87	0.98	2.55	2.87
Weighted average common shares outstanding:
Basic	47,086,098	47,049,055	48,059,747	47,042,035	48,177,539
Diluted	47,321,797	47,292,147	48,253,888	47,267,036	48,367,923

Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of	As of
	September 30, 2012	December 31, 2011	September 30, 2011
	(unaudited)		(unaudited)
Assets:
Student loans receivable, net	$22,559,341	24,297,876	24,641,614
Cash, cash equivalents, and investments	186,534	93,350	141,928
Restricted cash and investments	1,003,888	724,131	653,518
Goodwill	117,118	117,118	117,118
Intangible assets, net	14,360	28,374	33,074
Other assets	527,603	591,368	648,975
Total assets	$24,408,844	25,852,217	26,236,227
Liabilities:
Bonds and notes payable	$22,884,096	24,434,540	24,926,512
Other liabilities	348,510	351,472	298,232
Total liabilities	23,232,606	24,786,012	25,224,744
Equity:
Total Nelnet, Inc. shareholders' equity	1,175,821	1,066,205	1,011,483
Noncontrolling interest	417	—	—
Total equity	1,176,238	1,066,205	1,011,483
Total liabilities and equity	$24,408,844	25,852,217	26,236,227
Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.